Exhibit 99.1

COMPANY CONTACT

Mark Brugger

(240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK ANNOUNCES JAY JOHNSON TO STEP DOWN AS EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER EFFECTIVE AUGUST 31, 2019

BETHESDA, MD — May 30, 2019 — DiamondRock Hospitality Company (“DiamondRock” or the “Company”) (NYSE: DRH) today announced that Executive Vice President & Chief Financial Officer, Jay Johnson, will be stepping down from his role effective August 31, 2019, in order to assume the position of Chief Financial Officer of Lamar Advertising Company (NASDAQ: LAMR) in Baton Rouge, Louisiana.  Mr. Johnson has served as DiamondRock’s Chief Financial Officer since April 1, 2018.

“We appreciate all of Jay’s contributions to DiamondRock,” said Mark Brugger, President and Chief Executive Officer.  “We understand his decision to pursue a new opportunity at a larger company and closer to his hometown in Louisiana.  We wish him the best in his new role.”

Mr. Johnson stated, “I feel privileged to have worked at DiamondRock and would like to thank Mark, the Board of Directors and my colleagues for the opportunity to work with an outstanding team.  I look forward to maintaining our relationships in the coming years.”

The Company expects to name a new Chief Financial Officer before Mr. Johnson’s scheduled departure on August 31, 2019.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations.  The Company owns 31 premium quality hotels with over 10,000 rooms. The Company has strategically positioned its hotels to be operated both under leading global brand families such as Hilton and Marriott as well as unique boutique hotels in the lifestyle segment.  For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.